EXHIBIT (a)(6)



                          BERKSHIRE INCOME REALTY, INC.
                           TO COMMENCE EXCHANGE OFFERS

                  BOSTON, MASSACHUSETTS - January 10, 2003 - Berkshire Income Realty, Inc., a newly-formed affiliate of the Krupp Funds Group that intends to acquire, own and operate multi-family residential properties, announced today that it will be commencing offers to the holders of interests in the funds listed below to exchange its 9% Series A Cumulative Redeemable Preferred Stock for interests in those funds. A separate exchange offer will be made for the interests in each fund. The terms and conditions of the exchange offers, including closing conditions, will be set forth in a Prospectus relating to the offers that will be mailed shortly to such holders.

                  Holders of interests in the following funds will be offered the opportunity to participate in the exchange offers: Krupp Government Income Trust, Krupp Government Income Trust II, Krupp Insured Mortgage Limited Partnership, Krupp Insured Plus Limited Partnership, Krupp Insured Plus II Limited Partnership and Krupp Insured Plus III Limited Partnership.

                  The exchange offers will expire at 5:00 p.m., New York City Time, on February 20, 2003, unless extended.

                  This press release does not constitute an offer to sell or the solicitation of an offer to buy the preferred stock, nor will there be any sale of the preferred stock in any state where the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                  This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about Berkshire Income Realty, Inc. and the funds, including statements containing words such as "expects," "believes" or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release and forward-looking statements that are subject to certain risks and uncertainties could cause actual results, performance or achievements to differ materially. These factors include, among other things, federal, state or local regulations; the inability to meet financial obligations on additional loans; pre-payments of mortgages; operating results at properties underlying


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mortgages; uninsured losses and potential conflicts of interest between the company and its affiliates and advisors. Additional risks are discussed in Berkshire Income Realty, Inc.'s registration statement on Form S-11 relating to the transactions and in the funds' filings with the Securities and Exchange Commission.

                  Berkshire Income Realty, Inc. has filed a registration statement on Form S-11 with the SEC in connection with the transaction. Current and future holders of interests in the funds are urged to read the following documents filed by Berkshire Income Realty, Inc. in connection with the transaction described above: the prospectus relating to the exchange offers, the registration statement on Form S-11 and the Schedule TOs containing or incorporating by reference such documents and other information. Such documents contain important information about the transaction and related matters. Investors should read the documents filed with the SEC carefully before making any decision in connection with the transaction.

                  In addition to the prospectus relating to the exchange offers, registration statement and Schedule TOs filed by Berkshire Income Realty, Inc., the funds file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by the funds at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The funds' filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Free copies of the exchange offer materials and these other documents may also be obtained from Berkshire Income Realty, Inc. by directing a request by mail to Berkshire Income Realty, Inc., One Beacon Street, Suite 1500, Boston, Massachusetts 02108,
Attention: Investor Communications, Telephone: 1-866-33-KRUPP or 1-866-305-7877.



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CONTACT INFORMATION:

Berkshire Income Realty, Inc.
One Beacon Street, Suite 1500
Boston, Massachusetts  02108
Attention:        Phil Darby
Telephone:        1-617-574-8374
E-mail:           phil.darby@berkshire-group.com
Facsimile:        1-617-423-8919